Exhibit 99.1

Translate Bio Announces Pricing of Public Offering of Common Stock

LEXINGTON, Mass., September 17, 2019 – Translate Bio, Inc. (Nasdaq: TBIO), a clinical-stage messenger RNA (mRNA) therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction, today announced the pricing of its underwritten public offering of 9,000,000 shares of its common stock at a public offering price of $10.00 per share, for aggregate gross proceeds of $90 million, before deducting underwriting discounts and commissions and offering expenses payable by Translate Bio. In addition, Translate Bio has granted the underwriters a 30-day option to purchase up to 1,350,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. All of the shares are being sold by Translate Bio. The offering is expected to close on September 20, 2019, subject to the satisfaction of customary closing conditions.

Citigroup, Jefferies and SVB Leerink are acting as joint book-running managers for the offering.

The shares are being offered by Translate Bio pursuant to an effective shelf registration statement that was filed with the Securities and Exchange Commission (SEC) on July 3, 2019 and declared effective by the SEC on July 19, 2019.

This offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and may be obtained for free by visiting the SEC’s website at www.sec.gov. The final prospectus supplemented relating to the offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146; Jefferies LLC, Attention: Equity Syndicate Prospectus Departments, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by phone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 1-800-808-7525, ext. 6132, or by email at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Translate Bio

Translate Bio is a clinical-stage mRNA therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction. Translate Bio’s mRNA therapeutic platform (MRT platform) is designed to develop product candidates that deliver mRNA carrying instructions to produce intracellular, transmembrane and secreted proteins for therapeutic benefit. Translate Bio is primarily focused on applying its MRT platform to pulmonary diseases caused by insufficient protein production or where production of proteins can modify disease. Translate Bio also believes that its technology is applicable to a broad range of diseases, including diseases that affect the liver, eye and the central nervous system. Additionally, the MRT platform may be applied to various classes of treatments, such as therapeutic antibodies or vaccines in areas such as infectious disease and oncology. Translate Bio’s lead program is being developed as a treatment for cystic fibrosis (CF) and is in an ongoing Phase 1/2 clinical trial.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding the expected closing of the offering and anticipated proceeds from the offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: market and other financing conditions; Translate Bio’s ability to advance the development of its platform and programs under the timelines it projects; demonstrate the requisite safety and efficacy of its product candidates and replicate in later-stage clinical trials any positive findings from preclinical studies; the content and timing of decisions made by the U.S. Food and Drug Administration, other regulatory authorities and investigational review boards at clinical trial sites, including as it relates to ongoing and planned clinical trials; Translate Bio’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the availability of significant cash required to fund operations; competitive factors; general economic and market conditions and other important risk factors set forth under the caption “Risk Factors” in the preliminary prospectus relating to the offering , Translate Bio’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 and in any other subsequent filings made with the SEC by Translate Bio. Any forward-looking statements contained in this press release speak only as of the date hereof, and Translate Bio specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contacts for Translate Bio

Investors	Media
Teri Dahlman	Maura Gavaghan
tdahlman@translate.bio	mgavaghan@translate.bio
857-242-7792	857-242-7789